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                                                                    EXHIBIT 5.1


                  [THE WILLIAMS COMPANIES, INC. LETTERHEAD]




                                                 September 22, 1995



The Williams Companies, Inc.
One Williams Center
Tulsa, OK  74172

Gentlemen:

The Williams Companies, Inc., a Delaware corporation ("Williams"), has filed a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, (the "Act") in connection with the proposed sale of up to 1,197,618 shares of Common Stock (par value $1.00 per share) of Williams and accompanying Preferred Stock purchase rights ("Shares"), by Williams Holdings of Delaware, Inc. (the "Selling Stockholder"), a wholly-owned subsidiary of Williams.


As General Counsel of Williams and as counsel for the Selling Stockholder, I have examined the corporate proceedings and such other legal matters as I deemed relevant to the registration and sale of the Shares. Based on such examination, it is my opinion that when the Shares have been registered and sold by the Selling Stockholder, the Shares will be legally issued, fully paid and nonassessable.

I do not find it necessary for the purpose of this opinion, and, accordingly, do not purport to cover herein, the application of the "Blue Sky" or securities law of various states to offers or sales of the Shares.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to the undersigned in such Registration Statement. In giving this consent, I do not concede that I am an expert within the meaning of the Act or the rules and regulations thereunder, or that this consent is required by Section 7 of the Act.

                                      Very truly yours,

                                      /s/ J. FURMAN LEWIS

                                      J. Furman Lewis